Exhibit 99.1

1171

Eldridge Townhomes

Elmhurst, IL

58 Townhome Apartments

Second Quarter 2020

Earnings Release and Supplemental Information

Aimco
APARTMENT HOMES

Page
2	Earnings Release

10	Consolidated Statements of Operations

11	Consolidated Balance Sheets

12	Schedule 1 – Funds From Operations and Adjusted Funds From Operations Reconciliation

14	Schedule 2 – Funds From Operations and Adjusted Funds From Operations Information

17	Schedule 3 – Property Net Operating Income

18	Schedule 4 – Apartment Home Summary

19	Schedule 5 – Capitalization and Financial Metrics

21	Schedule 6 – Same Store Operating Results

25	Schedule 7 – Portfolio Data by Market

27	Schedule 8 – Apartment Community Disposition and Acquisition Activity

28	Schedule 9 – Apartment Community Capital Additions Information

29	Schedule 10 – Redevelopment and Development Portfolio

31	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

Aimco Reports Second Quarter 2020 Results

Denver, Colorado, August 3, 2020 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today second quarter results for 2020.

Chairman and Chief Executive Officer Terry Considine comments: “The second quarter 2020 economic contraction was the most abrupt and most severe in US history. The resilient Aimco business absorbed the financial blow and is now recovering from the shock of the pandemic and the ‘lockdown’ of the economy. In mid-March, the pace of Aimco leasing was cut in half. Ten weeks later at the end of May, we were behind plan by 1,000 new leases. In June and July, increased demand and excellent work by our site teams produced about 325 leases above plan, leaving a year-to-date shortfall of 675. We are at or near the bottom in monthly Average Daily Occupancy. Notwithstanding all that has happened, at the bottom line, our first half results met our pre-crisis expectations.”

“Looking forward, there are many reasons for concern: the fragile economy; the uncertain course of the pandemic; riots and political unrest; continuing lockdowns and the enormous increase in government borrowing and regulation. Nevertheless, I am optimistic about the Aimco portfolio and team, the apartment business itself, and the great experiment in freedom that is our country. Better times lie ahead.”

Chief Financial Officer Paul Beldin adds: “Since the onset of the crisis, Aimco has closed a $350 million term loan and  $689 million of property financings. We have lowered the weighted average interest rate of our leverage to 3.69%; addressed all 2020 debt maturities; and increased liquidity and reduced refunding risk such that Aimco committed credit and cash on hand exceeds the total of (1) the $151 million cost to complete continuing long-cycle redevelopments and developments; plus (2) the $959 million of debt maturing in the next 30 months.”

“Second quarter AFFO of $0.55 per share was up 8% year-over-year. At our properties, Aimco recognized 98.4% of all residential rental revenue, treating the balance of 1.6% as bad debt. Of the 98.4%, 97.2% was paid in cash; 70 basis points is subject to recovery by offset against security deposits; and $1.0 million, or 50 basis points is considered collectable based on our review of individual customers’ credit.”

Financial Results: Second Quarter Pro forma FFO Per Share Up 5%; AFFO Per Share Up 8%

	SECOND QUARTER			YEAR-TO-DATE
(all items per common share - diluted)	2020	2019	Variance	2020	2019	Variance
Net income	$0.26	$0.40	(35%)	$0.31	$2.25	(86%)
Nareit Funds From Operations (FFO)	$0.57	$0.56	2%	$1.24	$1.17	6%
Pro forma adjustments, net*	$0.06	$0.04	50%	$0.06	$0.04	50%
Pro forma Funds From Operations (Pro forma FFO)**	$0.63	$0.60	5%	$1.30	$1.21	7%
Deduct Capital Replacements	$(0.08)	$(0.09)	(11%)	$(0.15)	$(0.15)	—%
Adjusted Funds From Operations (AFFO)**	$0.55	$0.51	8%	$1.15	$1.06	8%

* See Supplemental Schedule 1 for a detailed list of pro forma adjustments to FFO.

** Aimco has not excluded from Pro forma FFO and AFFO $8.0 million, or $0.05 per share for the following COVID-19 related impacts: $2.6 million of net incremental interest expense primarily on Aimco’s $350 million term loan, which Aimco secured to increase liquidity; $2.5 million of incremental bad debt expense; $1.5 million of lower commercial revenue; $0.6 million of lower other income, resulting from local restrictions on Aimco’s ability to charge late fees; $0.8 million of other amounts resulting from COVID-19. Additionally, Aimco has not excluded from year-to-date 2020 Pro forma FFO and AFFO the write-off of $2.9 million of Aimco’s straight-line rent receivables for certain commercial tenants for which collectability of future rent is uncertain and, Aimco has not excluded from year-to-date 2020 AFFO, $2.2 million of deferred broker commissions related to the same commercial tenants.

Net Income (per diluted common share) – Year-over-year, second quarter net income decreased due primarily to fewer gains from dispositions and more prepayment penalties incurred during second quarter refinancing activity undertaken to increase liquidity and to benefit from current interest rates.

Pro forma FFO (per pro forma diluted common share) – Second quarter Pro forma FFO per share was up $0.03 year-over-year due primarily to the contribution from communities in lease-up, the net contribution from the Parkmerced loan, and lower G&A costs; offset partially by the impacts of the pandemic and lockdown mentioned previously and by ‘drag’, or lower contribution, from Redevelopment communities under construction.

Adjusted Funds from Operations (per pro forma diluted common share) – Second quarter AFFO per share increased $0.04 year-over-year due primarily to the $0.03 increase in Pro forma FFO per share and $0.01 due to lower capital replacement spending.

COVID-19 Response Update

Aimco’s top priority is the health and safety of its residents and teammates. Accordingly, Aimco has implemented enhanced cleaning procedures and physical distancing and remote working guidelines at its communities and corporate offices.

Seeing residents as individuals, each impacted differently by the pandemic and lockdown, Aimco teammates have undertaken to speak to every resident in need, to listen, and to help each to solve his or her problems.

Aimco also seeks to assist the communities where its residents and employees live and work. Since March, Aimco has provided free temporary furnished housing for healthcare providers at 21 Fitzsimons on the Anschutz Medical Campus, Parc Mosaic near Boulder Community Health, and River Club near Newark University Hospital.

In the second quarter, Aimco estimates that it incurred $8.0 million of incremental costs related to additional interest costs resulting from Aimco’s increased liquidity; incremental bad debt expense; lower commercial revenue; local restrictions on Aimco’s ability to charge late fees; and enhanced cleaning and safety procedures and other COVID-19 related items.

Rent Collection Update

Residential Rent Collection – Aimco measures residential rent collection as the amount of payments received as a percentage of all residential amounts billed. The table below represents the percentage of second quarter and July 2020 residential billed amounts.

	2020
	2nd Qtr.	April	May	June	July
Payments received during the period	95.3%	95.6%	95.1%	95.0%	95.8%
Payments received after period close	1.9%	3.1%	1.7%	1.1%	n/a
Total payments received as of July 31, 2020	97.2%	98.7%	96.8%	96.1%	95.8%

In the second quarter, Aimco recognized 98.4% of all residential revenue treating the balance of 1.6% as bad debt. Of the 98.4% of residential revenue recognized, Aimco collected in cash all but 120 basis points. The amounts uncollected and not reserved as bad debt include balances collateralized by security deposits, of approximately 70 basis points, or those considered collectable based on Aimco review of individual customers’ credit, of approximately 50 basis points, or $1.0 million.

In July, Aimco recognized 98.4% of all residential revenue treating the balance of 1.6% as bad debt. Of the 98.4% of residential revenue recognized, Aimco collected 95.8% in cash; 30 basis points is collateralized by security deposits and $1.6 million, or 2.3%, is expected to be collected in future periods… half of which is expected to be collected in August.

Operating Results: Second Quarter Same Store NOI Down 1.4%; Year-to-Date NOI Up 1.8%

	SECOND QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
($ in millions)	2020	2019	Variance	1st Qtr.	Variance	2020	2019	Variance
Revenue, before utility reimbursements	$180.8	$182.8	(1.1%)	$186.8	(3.2%)	$367.6	$363.3	1.2%
Expenses, net of utility reimbursements	48.7	48.9	(0.4%)	48.4	0.6%	97.2	97.5	(0.4%)
NOI	$132.1	$133.9	(1.4%)	$138.4	(4.5%)	$270.4	$265.7	1.8%

Components of Same Store Revenue Growth – Same Store Revenue growth was impacted by lower average daily occupancy, increased bad debt expense, waived late fees, and reduced commercial rents. The table below summarizes the change in the components of Aimco’s Same Store revenue growth.

	SECOND QUARTER		YEAR-TO-DATE
Same Store Revenue Components	Year-over-Year	Sequential	Year-over-Year
Residential Rents	2.5%	0.4%	2.7%
Average Daily Occupancy	(1.4%)	(2.1%)	(0.3%)
Residential Net Rental Income	1.1%	(1.7%)	2.4%
Bad Debt	(1.2%)	(1.1%)	(0.6%)
Late Fees and Other	(0.7%)	(0.2%)	(0.4%)
Residential Revenue	(0.8%)	(3.0%)	1.4%
Commercial Revenue	(0.3%)	(0.2%)	(0.1%)
Second Quarter 2020 Same Store Revenue	(1.1%)	(3.2%)	1.3%

Same Store Rental Rates – Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the effective rate on a newly executed lease to the effective rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or as a renewal. The table below details changes in new and renewal lease rates, as well as the weighted-average (blended) lease rates for leases executed in the respective period.

	2nd Qtr.			Year-to-Date June 30,			2020
	2020	2019	Variance	2020	2019	Variance	April	May	June	July
Renewal rent increases	5.1%	5.2%	(0.1%)	5.4%	5.2%	0.2%	6.0%	5.3%	4.7%	3.4%
New lease rent increases	(2.4%)	2.3%	(4.7%)	(0.8%)	1.8%	(2.6%)	0.9%	(1.6%)	(4.2%)	(5.6%)
Weighted average rent increases	1.8%	3.8%	(2.0%)	2.5%	3.5%	(1.0%)	4.2%	2.2%	0.7%	(1.1%)
Average Daily Occupancy	95.5%	96.9%	(1.4%)	96.6%	96.9%	(0.3%)	96.6%	95.6%	94.5%	93.8%

Redevelopment and Development

Redevelopment is Aimco’s second line of business where Aimco creates value by repositioning communities within the Aimco portfolio. Aimco also undertakes ground-up development when warranted by risk-adjusted investment returns, either directly or in connection with redevelopment of an existing apartment community. Aimco invests to earn risk-adjusted returns in excess of those expected from the apartment communities sold in “paired trades” to fund the redevelopment and development. Of these two activities, Aimco generally favors redevelopment because it permits adjustment of the scope and timing of spending to align with changing market conditions and customer preferences.

During the second quarter, Aimco invested $62 million in redevelopment and development. Aimco continued five long-cycle redevelopment and development projects already under construction, including the full redevelopment of the North Tower at Flamingo Point in Miami Beach, Florida, and 707 Leahy in Redwood City, California; and ground-up construction at The Fremont on the Anschutz Medical Campus in Aurora, Colorado; Eldridge Townhomes in Elmhurst, Illinois; and Prism in Cambridge, Massachusetts. Aimco’s estimated cost to complete these projects is $151 million, an amount readily funded from Aimco’s liquidity.

In June, Aimco resumed short-cycle redevelopments at Bay Parc in Miami, Florida, and the Center Tower at Flamingo Point in Miami Beach, Florida. Aimco’s estimated cost to complete these projects is $13.4 million.

At Parc Mosaic in Boulder, Colorado, construction is substantially complete. As of July 31, 2020, Aimco had leased 84% of the apartment homes at rents exceeding underwriting.

At The Fremont, on the Anschutz Medical Campus, 86 apartment homes have been delivered and 49% have been leased. Completion of this 253-apartment home community is expected in the fourth quarter.

At Eldridge Townhomes in Elmhurst, Illinois, 23 townhomes have been delivered and 91% of those have been leased. Construction is on track to deliver the remaining 35 townhomes by year end.

In May, construction resumed at 707 Leahy in Redwood City, California, following a five-week county-mandated work stoppage. Aimco has currently completed construction on 43 of the 110 apartment homes and leased 77% of those completed.

In June, COVID-19 related construction bans were lifted by the City of Cambridge allowing construction activities to resume at Prism. Completion of this 136-apartment home property is expected in the first quarter of 2021.

During the second quarter, Aimco leased 59 redeveloped or newly developed apartment homes. At June 30, 2020, Aimco’s exposure to lease-up at long-cycle redevelopment and development communities was 809 apartment homes; 44 homes where construction is complete, 289 homes expected to be delivered during the remainder of 2020, and 476 homes expected to be delivered in 2021.

Portfolio Management

Aimco’s portfolio of apartment communities is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality and is also diversified across several of the largest markets in the United States.

Portfolio Strategy – Aimco follows a disciplined paired trade policy in making investments. As part of its portfolio strategy, Aimco seeks to sell up to 10% of its portfolio annually and to reinvest the proceeds from such sales in accretive uses such as capital enhancements, redevelopments, some developments, and selective acquisitions with projected Free Cash Flow internal rates of return higher than expected from the communities being sold. Aimco prefers well-located real estate where land is a significant percentage of total value and provides potential upside from development or redevelopment. Through this disciplined approach to capital recycling, Aimco increases the quality and expected growth rate of its portfolio.

	SECOND QUARTER
	2020	2019	Variance
Apartment Communities	125	128	(3)
Apartment Homes	32,938	34,061	(1,123)
Average Revenue per Apartment Home	$2,254	$2,218	2%
Portfolio Average Rents as a Percentage of Local Market Average Rents	112%	113%	(1%)
Percentage A (2Q 2020 Average Revenue per Apartment Home $2,942)	53%	52%	1%
Percentage B (2Q 2020 Average Revenue per Apartment Home $1,987)	29%	31%	(2%)
Percentage C+ (2Q 2020 Average Revenue per Apartment Home $1,758)	18%	17%	1%
NOI Margin*	71%	72%	(1%)
Free Cash Flow Margin	67%	67%	—%

* NOI margin is lower than Aimco’s Same Store NOI margin of 73% due primarily to the impact of Redevelopment communities that are not yet stabilized. As these communities stabilize, we expect NOI margin to be equal to, or better than, Aimco Same Store NOI margin.

Second Quarter Portfolio – For its entire portfolio, Aimco’s average monthly revenue per apartment home was $2,254 for second quarter 2020, a 2% increase compared to second quarter 2019. This increase is due primarily to year-over-year growth in Same Store rent, lease-up of redeveloped apartment homes, and sales of communities with average monthly rent per apartment home lower than that of the retained portfolio, offset partially by lower average fees and other revenue per apartment home.

In the second quarter, Aimco made no acquisitions.

Dispositions – In the second quarter, Aimco sold one apartment community located in Annandale, Virginia, with 219 apartment homes at a price of $59 million, 3% better than its estimated gross asset value one year prior. Net sales proceeds from this transaction were $37 million.

Subsequent to quarter end, Aimco received a non-refundable deposit on a community to be sold later in 2020. Aimco agreed to sell this community at a price of approximately $126 million, 3% better than its estimated gross asset value at December 31, 2019. Proceeds from this transaction are expected to be used to reduce leverage.

Mezzanine Loan Investment – As previously announced, in December 2019, Aimco made a five-year, $275 million mezzanine loan to a partnership owning Parkmerced Apartments, located in southwest San Francisco. The loan bears interest at a 10% annual rate, accruing if not paid from property operations. In the second quarter, Aimco accrued all interest due, as provided by the loan agreement and consistent with GAAP considering the loan is secured by more than $300 million of borrower equity junior to the Aimco loan.

Balance Sheet

Aimco Leverage

Aimco seeks to increase financial returns by using leverage with appropriate caution. Aimco limits risk through its balance sheet structure, employing low leverage, primarily non-recourse and long-dated property debt; and Aimco builds financial flexibility by maintaining ample unused and available credit; holding properties with substantial value unencumbered by property debt; maintaining an investment grade rating; and using partners’ equity capital when it enhances financial returns or reduces investment risk.

Aimco leverage includes the Aimco share of long-term, non-recourse, property debt encumbering apartment communities, outstanding borrowings under the Aimco revolving credit facility, the term loan, and other leverage.

	AS OF JUNE 30, 2020
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)*
Aimco share of long-term, non-recourse property debt	$4,558	91%	7.7
Term loan	350	7%	0.8
Other leverage	101	2%	9.7
Total Leverage	$5,009	100%	7.3
Cash, restricted cash, and investments in securitization trust assets	(525)
Net Leverage	$4,484

*Other leverage includes mezzanine equity instruments, including Aimco Preferred OP Units, redeemable at the holder’s option. Aimco has computed the weighted-average maturity of its total leverage assuming a 10-year maturity for its Preferred OP Units.

Leverage Ratios

Aimco target leverage ratios are Net Leverage to Adjusted EBITDAre below 7.0x and Adjusted EBITDAre to Interest Expense and Preferred Distributions greater than 2.5x. Aimco calculates Adjusted EBITDAre and Adjusted Interest Expense used in its leverage ratios based on current quarter amounts, annualized.

Proportionate Debt to Adjusted EBITDAre	7.9x
Net Leverage to Adjusted EBITDAre	8.1x
Adjusted EBITDAre to Adjusted Interest Expense	3.5x
Adjusted EBITDAre to Adjusted Interest Expense and Preferred Distributions	3.3x

Net Leverage to Adjusted EBITDAre increased by 0.4x from March 31, 2020, due primarily to a $6.1 million reduction in quarterly EBITDAre as a result of COVID-19.

Aimco expects to meet its leverage target through a combination of property NOI growth, including the $30 million of incremental NOI Aimco expects to receive from its “long-cycle” redevelopment communities now underway, and through approximately $350 million of property sales, including the previously mentioned under-contract property, expected to close in 2020.

Under its revolving credit facility and term loan, Aimco has agreed to maintain a fixed charge coverage ratio of 1.40x, as well as other covenants customary for similar revolving credit arrangements. For the period ended June 30, 2020, Aimco’s fixed charge coverage ratio was 2.02x. Aimco expects to remain in compliance with its covenants.

Financing Activity

During the second quarter, Aimco placed $609 million of new property debt, generating incremental proceeds of $371 million, and closed the refinancing of another $80 million in July. The loans have a weighted-average term to maturity of 9.3 years and a weighted-average interest rate of 2.9%, lowering Aimco’s weighted-average borrowing cost of leverage to 3.69%. Aimco addressed all of its 2020 loan maturities and reduced 2021 to 2024 maturities by 18%; resulting in average annual maturities of $262 million remaining for the four years.

Also, during the second quarter, Aimco secured a $350 million term loan. Proceeds from the loan were used primarily to repay borrowings on the revolving credit facility.

Liquidity

Aimco uses its credit facility primarily for working capital and other short-term purposes and to secure letters of credit. At June 30, 2020, Aimco held cash and restricted cash of $428 million and had the capacity to borrow up to $793 million under its revolving credit facility, bringing total liquidity to $1.2 billion.

Aimco also manages its financial flexibility by maintaining an investment grade rating and holding communities that are unencumbered by property debt. As of June 30, 2020, Aimco held unencumbered communities with an estimated fair market value of approximately $2.3 billion.

Equity Capital Activities

On July 28, 2020, the Aimco Board of Directors declared quarterly cash dividends of $0.41 per share of Class A Common Stock, an increase of 5% compared to the regular quarterly dividends paid in 2019. This amount is payable on August 28, 2020, to stockholders of record on August 14, 2020.

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Tuesday, August 4, 2020 at 12:00 p.m. ET	Replay available until November 4, 2020
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 9237894	Passcode: 10146438
Live webcast and replay: investors.aimco.com

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco’s website at investors.aimco.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are measures not defined under accounting principles generally accepted in the United States, or GAAP. Certain Aimco terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About Aimco

Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located in select markets in the United States. Aimco is one of the country’s largest owners and operators of apartments, with ownership interests in 125 apartment communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Contact

Matt Foster, Director, Investor Relations

Investor Relations 303-793-4661, investor@aimco.com

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2020 results, including but not limited to: Nareit FFO, Pro forma FFO and selected components thereof; AFFO; Aimco redevelopment and development investments and projected yield on such investments, timelines, and Net Operating Income contribution; expectations regarding sales of Aimco apartment communities and the use of proceeds thereof; and Aimco liquidity and leverage metrics.

These forward-looking statements are based on management’s judgment as of this date, which is subject to risks and uncertainties. Risks and uncertainties include, but are not limited to: the impact of the COVID-19 pandemic and the lockdown on Aimco’s ability to maintain current or meet projected occupancy, rental rate and property operating results; the impact of the COVID-19 pandemic and the lockdown on those entities in which Aimco holds a partial interest, including Aimco’s interest in the partnership that owns Parkmerced Apartments; the effect of acquisitions, dispositions, redevelopments and developments; Aimco’s ability to meet budgeted costs and timelines, and achieve budgeted rental rates related to Aimco redevelopment and development investments; expectations regarding Aimco sales of apartment communities and the use of proceeds thereof; the availability and cost of property-level and corporate debt; and Aimco’s ability to comply with debt covenants, including financial coverage ratios.

Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond Aimco’s control, including, without limitation:

•

Real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which Aimco operates and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing of acquisitions, dispositions, redevelopments and developments; and changes in operating costs, including energy costs;

•

Impact of the COVID-19 pandemic and the lockdown on Aimco's residents, commercial tenants, and operations, including as a result of government restrictions and the overall impact on the real estate industry and economy generally, and the ongoing, dynamic and uncertain nature and duration of the pandemic, all of which heightens the impact of the other risks and factors described below;

•

Financing risks, including the availability and cost of capital markets’ financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; and the risk that earnings may not be sufficient to maintain compliance with debt covenants;

•	Insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; and
•

Legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of governmental regulations that affect Aimco and interpretations of those regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by Aimco.

In addition, Aimco’s current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on Aimco’s ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership.

Readers should carefully review Aimco’s financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco’s Annual Report on Form 10-K for the year ended December 31, 2019 and the section entitled “Risk Factors” in Item 1A of Aimco’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, and the other documents Aimco files from time to time with the Securities and Exchange Commission.

These forward-looking statements reflect management’s judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
REVENUES
Rental and other property revenues	$218,808	$224,200	$443,360	$454,435

OPERATING EXPENSES
Property operating expenses	74,123	75,647	149,603	154,606
Depreciation and amortization	97,689	91,924	198,165	185,489
General and administrative expenses	9,696	11,498	19,804	21,327
Investment management expenses	1,121	1,406	2,305	2,738
Other expenses, net	4,239	3,621	5,881	8,757
Total operating expenses	186,868	184,096	375,758	372,917
Interest income	2,843	3,065	7,366	5,791
Interest expense	(48,802)	(39,541)	(90,138)	(80,950)
Gain on dispositions of real estate	47,238	64,310	47,204	355,783
Mezzanine investment income, net	6,936	—	13,683	—
Income from unconsolidated real estate partnerships	170	231	352	303
Income before income tax benefit (expense)	40,325	68,169	46,069	362,445
Income tax benefit (expense)	2,879	1,827	6,112	(1,154)
Net income	43,204	69,996	52,181	361,291
Noncontrolling interests:
Net loss (income) attributable to noncontrolling interests in consolidated real estate partnerships	17	(70)	(1)	(161)
Net income attributable to preferred noncontrolling interests in Aimco OP	(1,859)	(1,933)	(3,728)	(3,867)
Net income attributable to common noncontrolling interests in Aimco OP	(2,107)	(3,534)	(2,475)	(18,671)
Net income attributable to noncontrolling interests	(3,949)	(5,537)	(6,204)	(22,699)
Net income attributable to Aimco	39,255	64,459	45,977	338,592
Net income attributable to Aimco preferred stockholders	—	(5,187)	—	(7,335)
Net income attributable to participating securities	(43)	(38)	(86)	(455)
Net income attributable to Aimco common stockholders	$39,212	$59,234	$45,891	$330,802
Net income attributable to Aimco per common share – basic and diluted	$0.26	$0.40	$0.31	$2.25

Weighted-average common shares outstanding – basic	148,535	148,367	148,527	146,994
Weighted-average common shares outstanding – diluted	148,553	148,599	148,670	147,220

Included in net income for the three months ended June 30, 2020 is $8.0 million of COVID-19 related impacts, including $2.6 million of net incremental interest expense on Aimco’s $350 million term loan, which Aimco secured to increase liquidity; $2.5 million of incremental bad debt expense; $1.5 million of lower commercial revenue; $0.6 million of lower other income, resulting from local restrictions on Aimco’s ability to charge late fees; and $0.8 million related to other amounts resulting from COVID-19.

Additionally, included in net income for the six months ended June 30, 2020 is the write-off of $2.9 million of Aimco’s straight-line rent receivable for certain commercial tenants for which collectability of future rent is uncertain and $2.2 million of deferred broker commissions.

Consolidated Balance Sheets

(in thousands) (unaudited)

	June 30,	December 31,
	2020	2019
Assets
Real estate	$8,794,593	$8,737,591
Accumulated depreciation	(2,786,104)	(2,718,284)
Net real estate	6,008,489	6,019,307
Cash and cash equivalents	398,408	142,902
Restricted cash	44,100	34,800
Mezzanine investment	293,427	280,258
Goodwill	37,808	37,808
Other assets	338,915	313,664
Total Assets	$7,121,147	$6,828,739

Liabilities and Equity
Non-recourse property debt	$4,565,673	$4,251,339
Debt issue costs	(21,930)	(20,749)
Non-recourse property debt, net	4,543,743	4,230,590
Term loan, net	348,440	—
Revolving credit facility borrowings	—	275,000
Accrued liabilities and other	353,787	360,574
Total Liabilities	5,245,970	4,866,164

Preferred noncontrolling interests in Aimco OP	96,449	97,064
Redeemable noncontrolling interests in consolidated real estate partnership	4,492	4,716

Equity:
Class A Common Stock	1,489	1,489
Additional paid-in capital	3,491,277	3,497,367
Accumulated other comprehensive income	3,807	4,195
Distributions in excess of earnings	(1,798,561)	(1,722,402)
Total Aimco equity	1,698,012	1,780,649
Noncontrolling interests in consolidated real estate partnerships	(3,190)	(3,296)
Common noncontrolling interests in Aimco OP	79,414	83,442
Total Equity	1,774,236	1,860,795
Total Liabilities and Equity	$7,121,147	$6,828,739

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation	(Page 1 of 2)

Three and Six Months Ended June 30, 2020 Compared to Three and Six Months Ended June 30, 2019

(in thousands, except per share data) (unaudited)

Aimco believes that Economic Income (defined as Net Asset Value, or NAV, growth plus dividends) is an important measure of long-term financial performance. NAV is a non-GAAP measure and represents the estimated fair value of assets net of liabilities attributable to Aimco common stockholders. NAV is used by many investors because the value of company assets can be readily estimated, even for non-earning assets such as land or properties under development. NAV has the advantage of incorporating the investment decisions of thousands of real estate investors, enhancing comparability among companies that have differences in their accounting, and avoiding disparity that can result from application of GAAP to investment properties and various ownership structures. NAV also provides real estate investors a basis for the perceived quality and predictability of future cash flows as well as their expected growth. Some investors focus on multiples of AFFO and FFO. Aimco’s disclosure of AFFO and FFO complements its focus on Economic Income.

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net income attributable to Aimco common stockholders	$39,212	$59,234	$45,891	$330,802
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	95,109	89,780	192,901	181,154
Gain on dispositions and other, net of noncontrolling partners’ interest	(47,238)	(64,310)	(47,204)	(355,783)
Income tax adjustments related to gain on dispositions and other tax-related items	152	210	378	6,736
Common noncontrolling interests in Aimco OP’s share of above adjustments	(2,446)	(1,356)	(7,542)	8,893
Amounts allocable to participating securities	(15)	(73)	(54)	243
Nareit FFO attributable to Aimco common stockholders	$84,774	$83,485	$184,370	$172,045
Adjustments, all net of common noncontrolling interests in Aimco OP and participating securities:
Prepayment penalties [1]	6,203	—	6,203	—
Straight-line rent [2]	633	634	1,268	2,946
Preferred equity redemption related amounts [3]	—	3,864	—	3,864
Severance costs, litigation, and other, net [4]	1,731	595	1,731	620
Pro forma FFO attributable to Aimco common stockholders	$93,341	$88,578	$193,572	$179,475
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities	(11,403)	(13,134)	(23,008)	(22,845)
AFFO attributable to Aimco common stockholders	$81,938	$75,444	$170,564	$156,630

Weighted average common shares outstanding – basic	148,535	148,367	148,527	146,994
Dilutive common share equivalents	18	232	143	226
Total shares and dilutive share equivalents used to calculate Net income and Nareit FFO per share	148,553	148,599	148,670	147,220
Adjustment to weight reverse stock split [5]	—	—	—	1,242
Pro forma shares and dilutive share equivalents used to calculate Pro forma FFO and AFFO per share	148,553	148,599	148,670	148,462

Net income attributable to Aimco per common share – diluted	$0.26	$0.40	$0.31	$2.25
Nareit FFO per share – diluted	$0.57	$0.56	$1.24	$1.17
Pro forma FFO per share – diluted	$0.63	$0.60	$1.30	$1.21
AFFO per share – diluted	$0.55	$0.51	$1.15	$1.06

Please see the following page for footnote descriptions.

Supplemental Schedule 1

Funds From Operations and Adjusted Funds From Operations Reconciliation	(Page 2 of 2)
[1]

As a result of refinancing activity in 2020, Aimco incurred debt extinguishment costs. Aimco excluded such costs from Pro forma FFO because it believes these costs are not representative of ongoing operating performance.

[2]

In 2018, Aimco assumed a 99-year ground lease with scheduled rent increases. Due to the terms of the lease, GAAP rent expense will exceed cash rent payments until 2076. Aimco includes the cash rent payments for this ground lease in Pro forma FFO but excludes the incremental straight-line non-cash rent expense. The rent expense for this lease is included in other expenses, net, on Aimco’s Consolidated Statements of Operations.

[3]

On May 16, 2019, Aimco redeemed its Class A Perpetual Preferred Stock. Aimco excluded the redemption-related amounts from Pro forma FFO because it believes these costs are not representative of operating performance.

[4]

In 2019, Aimco incurred severance and restructuring costs, and costs related to its litigation with Airbnb. In 2020, Aimco incurred an unrealized loss on a derivative agreement and incurred other non-recurring costs. Aimco excluded these costs from Pro forma FFO because it believes they are not representative of current operating performance. These costs are included in other expenses, net, on Aimco’s Consolidated Statements of Operations.

[5]

During the first quarter 2019, Aimco completed a reverse stock split and a special dividend paid primarily in stock. For stock splits, GAAP requires the restatement of weighted average shares as if the reverse stock split occurred at the beginning of the period presented; while shares issued in the special dividend are included in weighted average shares outstanding from the date issued. To minimize confusion and facilitate comparison of period-over-period Pro forma FFO and AFFO, Aimco calculated pro forma weighted average shares for 2019 based on the effective date of the reverse stock split and ex-dividend date for the shares issued in the special dividend, thereby eliminating the per share impact of the GAAP treatment to Aimco’s reported Pro forma FFO and AFFO.

Supplemental Schedule 2(a)

Funds From Operations and Adjusted Funds From Operations Information	(Page 1 of 2)

Three and Six Months Ended June 30, 2020 Compared to Three and Six Months Ended June 30, 2019

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Real estate operations [1]
Revenues, before utility reimbursements
Same Store	$181,084	$183,158	$368,192	$363,877
Redevelopment/Development	11,589	12,750	23,502	26,827
Acquisition and Other Real Estate [2]	17,981	14,486	37,324	28,978
Total revenues, before utility reimbursements	210,654	210,394	429,018	419,682
Expenses, net of utility reimbursements
Same Store	48,786	48,971	97,291	97,677
Redevelopment/Development	4,912	5,010	9,599	10,288
Acquisition and Other Real Estate [2]	6,702	5,592	13,476	10,838
Total expenses, net of utility reimbursements	60,400	59,573	120,366	118,803
Property net operating income	150,254	150,821	308,652	300,879
Property management expenses	(4,364)	(4,611)	(9,446)	(9,756)
Casualties	(1,445)	(1,852)	(3,599)	(3,988)
Other expenses, net [3]	(1,804)	(1,831)	(9,359)	(5,530)
Interest expense on non-recourse property debt [4]	(44,804)	(36,727)	(83,387)	(76,475)
Interest income	2,216	2,042	4,387	4,044
NOI related to sold and held for sale communities [5]	240	4,195	1,040	12,696
Total contribution from real estate operations	100,293	112,037	208,288	221,870

General and administrative expenses	(9,696)	(11,498)	(19,804)	(21,327)
Investment management expenses	(1,121)	(1,406)	(2,305)	(2,738)
Depreciation and amortization related to non-real estate assets	(2,251)	(2,041)	(4,595)	(4,122)
Mezzanine investment income, net	6,936	—	13,683	—
Other (expenses) income, net	(1,808)	(767)	3,566	(1,666)
Interest expense on corporate borrowings [6]	(3,998)	(2,815)	(6,751)	(4,476)
Tax benefit, net	3,030	2,037	6,489	5,582
Preferred dividends and distributions and related redemption costs	(1,859)	(7,120)	(3,728)	(11,202)
Common noncontrolling interests in Aimco OP	(4,553)	(4,890)	(10,017)	(9,778)
Proportionate adjustments	(199)	(52)	(456)	(98)
Nareit FFO attributable to Aimco common stockholders	$84,774	$83,485	$184,370	$172,045
Total pro forma adjustments, net of common noncontrolling interests in Aimco OP and participating securities [7]	8,567	5,093	9,202	7,430
Pro forma FFO attributable to Aimco common stockholders	$93,341	$88,578	$193,572	$179,475
Capital Replacements, net of common noncontrolling interests in Aimco OP and participating securities [8]	(11,403)	(13,134)	(23,008)	(22,845)
AFFO attributable to Aimco common stockholders	$81,938	$75,444	$170,564	$156,630

Please see the following page for footnote descriptions

Supplemental Schedule 2(a) (continued)

Funds From Operations and Adjusted Funds From Operations Information	(Page 2 of 2)

[1]

Contribution from real estate operations consists of property net operating income and other items of income or expense that relate to Aimco’s portfolio, including property management expenses, casualty losses, interest expense related to non-recourse property debt encumbering the communities in this portfolio, and interest income Aimco earns on its investment in a securitization trust that holds certain Aimco property debt. In the second quarter 2020, Aimco incurred the following COVID-19 related impacts: $2.5 million of incremental bad debt expense $1.5 million of lower commercial revenue; $0.6 million of lower other income, resulting from local restrictions on Aimco’s ability to charge late fees; and $0.8 million of other incremental costs related to COVID-19.

[2]

Acquisition and Other Real Estate consists of communities that Aimco has acquired since January 1, 2019, as well as communities subject to limitations on rent increases, communities that Aimco expects to sell within 12 months that do not meet the criteria to be classified as held for sale, communities that Aimco expects to redevelop, and certain commercial spaces. For the three and six months ended June 30, 2020, Acquisition and Other Real Estate revenues and expenses are also inclusive of the operating results of 1001 Brickell Bay Drive, acquired July 2019.

[3]

For the six months ended June 30, 2020, other expenses, net, in contribution from real estate operations includes the write-off of $2.9 million of Aimco’s straight-line rent receivables for certain commercial tenants for which collectability of future rental revenue is uncertain. In accordance with GAAP, this write-off is included in rental and other property revenues in the consolidated statements of operations.

[4]

Interest expense for the three and six months ended June 30, 2020, contains $0.1 million and $0.3 million, respectively, of interest expense related to a sold property. Interest expense for the three and six months ended June 30, 2019, contains $0.3 million and $1.5 million, respectively, of interest expense related to sold properties.

[5]	During 2020, Aimco sold one apartment community in Annandale, Virginia.
[6]

For the three and six months ended June 30, 2020, interest expense on corporate borrowings includes $2.3 million and $2.6 million, respectively, of net incremental interest expense primarily on Aimco’s $350 million term loan, which Aimco secured to increase liquidity.

[7]	Pro forma adjustments are comprised of the detailed adjustments presented in Supplemental Schedule 1.
[8]	Please refer to the Glossary for a reconciliation of the Capital Replacement spending used to compute AFFO to Capital Replacement spending per Supplemental Schedule 9.

Supplemental Schedule 2(b)

Partially Owned Entities

Three and Six Months Ended June 30, 2020 Compared to Three and Six Months Ended June 30, 2019

(Proportionate amounts, in thousands) (unaudited)

	Noncontrolling Interests [1]		Unconsolidated [2]		Noncontrolling Interests [1]		Unconsolidated [2]
	Three Months Ended June 30,		Three Months Ended June 30,		Six Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019	2020	2019	2020	2019
Revenues, before utility reimbursements	$871	$786	$568	$601	$1,778	$1,577	$1,157	$1,196

Expenses, net of utility reimbursements	283	259	168	143	552	492	346	255

Net operating income	588	527	400	458	1,226	1,085	811	941

Property management expenses, net	(32)	(34)	(17)	(18)	(65)	(68)	(35)	(36)

Casualties	—	(1)	—	—	(2)	2	—	—

Other expense, net	(2)	(7)	—	—	(14)	(9)	—	—

Interest expense on non-recourse property debt	(156)	(153)	(72)	(77)	(298)	(324)	(146)	(155)

Contribution from real estate operations	398	332	311	363	847	686	630	750

Other non-property income (expenses), net	53	(26)	—	—	99	(48)	—	—
						\
FFO from real estate operations	$451	$306	$311	$363	$946	$638	$630	$750

At June 30, 2020:
Total apartment communities	5		4
Total apartment homes	1,358		142
Noncontrolling interests’ share of consolidated apartment homes/Aimco share of unconsolidated apartment homes	170		72
[1]

Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts. FFO from real estate operations includes the noncontrolling interests’ share of operating results at 1001 Brickell Bay Drive, which is excluded from apartment community and home counts.

[2]	Amounts represent Aimco’s proportionate share of the unconsolidated real estate partnerships’ operations.

16

Supplemental Schedule 3

Property Net Operating Income

Trailing Five Quarters

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended
	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019	June 30, 2019
Revenues, before utility reimbursements

Same Store	$181,084	$187,108	$186,270	$185,961	$183,158

Redevelopment/Development	11,589	11,913	11,367	11,131	12,750

Acquisition and Other Real Estate [1]	17,981	19,343	19,059	19,242	14,486

Total revenues, before utility reimbursements	210,654	218,364	216,696	216,334	210,394

Expenses, net of utility reimbursements

Same Store	48,786	48,505	46,984	50,985	48,971

Redevelopment/Development	4,912	4,687	4,248	4,476	5,010

Acquisition and Other Real Estate [1]	6,702	6,774	6,257	7,091	5,592

Total expenses, net of utility reimbursements	60,400	59,966	57,489	62,552	59,573

Property Net Operating Income

Same Store	132,298	138,603	139,286	134,976	134,187

Redevelopment/Development	6,677	7,226	7,119	6,655	7,740

Acquisition and Other Real Estate [1]	11,279	12,569	12,802	12,151	8,894

Total Property Net Operating Income	$150,254	$158,398	$159,207	$153,782	$150,821

Sold Property Net Operating Income [2]	$240	$800	$3,451	$3,771	$4,195
[1]

Acquisition and Other Real Estate consists of communities that Aimco has acquired since January 1, 2019, as well as communities subject to limitations on rent increases, communities that Aimco expects to sell within 12 months that do not meet the criteria to be classified as held for sale, communities that Aimco expects to redevelop, and certain commercial spaces. Acquisition and Other Real Estate revenues and expenses are also inclusive of the operating results of 1001 Brickell Bay Drive since its acquisition in July 2019.

[2]	During 2020, Aimco sold one apartment community in Annandale, Virginia.

17

Supplemental Schedule 4

Apartment Home Summary

As of June 30, 2020

(unaudited)

	Number of Apartment Communities	Number of Apartment Homes	Aimco Share of Apartment Homes
Consolidated
Same Store [1]	94	27,876	27,814
Redevelopment/Development [2]	8	2,521	2,521
Acquisition and Other Real Estate	19	2,399	2,290
Total Consolidated	121	32,796	32,625
Unconsolidated	4	142	72
Total Portfolio	125	32,938	32,697
[1]	From March 31, 2020, to June 30, 2020, Aimco’s Same Store portfolio decreased by one apartment community and 219 apartment homes due to the sale of a community during the quarter.
[2]

From March 31, 2020, to June 30, 2020, Aimco’s Redevelopment/Development portfolio increased by two apartment communities and 311 apartment homes due to initial occupancy at The Fremont and Eldridge Townhomes developments.

18

Supplemental Schedule 5(a)

Capitalization and Financial Metrics

As of June 30, 2020

(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	Aimco Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share	Weighted Average Maturity (Years)		Weighted Average Stated Interest Rate
Fixed rate loans payable	$4,496,168	$6,123	$(13,761)	$4,488,530	7.7		3.75%
Floating rate loans payable	55,000	—	—	55,000	3.5		1.34%
Floating rate tax-exempt bonds	14,505	—	(1)	14,504	13.0		1.11%
Total non-recourse property debt	$4,565,673	$6,123	$(13,762)	$4,558,034	7.7		3.71%

Term loan	350,000	—	—	350,000	0.8		2.35%
Preferred OP Units	96,449	—	—	96,449	10.0	[1]	7.71%
Redeemable noncontrolling interests in real estate partnership	4,492	—	—	4,492	2.3	[2]	—%
Total Leverage	$5,016,614	$6,123	$(13,762)	$5,008,975	7.3		3.69%

Cash and restricted cash [3]	(428,434)	—	874	(427,560)
Securitization trust assets [4]	(97,311)	—	—	(97,311)
Net Leverage	$4,490,869	$6,123	$(12,888)	$4,484,104

Leverage Ratios Second Quarter 2020 [5]

Proportionate Debt to Adjusted EBITDAre	7.9x
Net Leverage to Adjusted EBITDAre	8.1x
Adjusted EBITDAre to Adjusted Interest Expense	3.5x
Adjusted EBITDAre to Adjusted Interest Expense and Preferred Distributions	3.3x

	Amount	Covenant
Fixed Charge Coverage Ratio	2.02x	1.40x

Credit Ratings

Standard and Poor’s	Corporate Credit Rating	BBB- (stable)
Fitch Ratings	Issuer Default Rating	BBB- (stable)

[1]	Aimco’s Preferred OP Units are redeemable at the holder’s option. Aimco has computed the weighted-average maturity of its total leverage assuming a 10-year maturity for its Preferred OP Units.

[2]

Redeemable noncontrolling interests in a real estate partnership relate to the 5% ownership in 1001 Brickell Bay Drive held by an outside partner with a put option that allows the holder, at his option, to redeem his interest for cash after a three-year period. The term to maturity reflects the time remaining until the put option expires.

[3]	Restricted cash on the balance sheet includes tenant security deposits which are excluded for purposes of calculating Aimco’s net leverage.

[4]

In 2011, $673.8 million of Aimco’s loans payable were securitized in a trust holding only these loans. Aimco purchased the subordinate positions in the trust that holds these loans for $51.5 million. These investments have a face value of $100.9 million and a carrying amount of $97.3 million and are included in other assets on Aimco’s Consolidated Balance Sheet at June 30, 2020. The amount of these investments effectively reduces Aimco’s leverage.

[5]

Aimco calculates Adjusted EBITDAre and Adjusted Interest Expense used in its leverage ratios based on current quarter amounts, annualized. Aimco’s Adjusted EBITDAre has been calculated on a pro forma basis to reflect the disposition of one apartment community during the period as if the transaction closed on April 1, 2020, as well as other items affecting quarterly results for which annualization would distort results.

19

Supplemental Schedule 5(b)

Capitalization and Financial Metrics

As of June 30, 2020

(share, unit, and dollar amounts in thousands) (unaudited)

Aimco Share Non-Recourse Property Debt

	Amortization	Maturities		Total		Maturities as a Percent of Total	Average Rate on Maturing Debt
2020 3Q	$22,280	$—		$22,280		—%	—%
2020 4Q	22,519	78,930	[1]	101,449		1.77%	3.88%
Total 2020	44,799	78,930		123,729		1.77%	3.88%

2021 Q1	21,002	212,756		233,758		4.77%	5.41%
2021 Q2	20,627	87,701		108,328		1.97%	5.12%
2021 Q3	19,905	23,875		43,780		0.54%	4.93%
2021 Q4	19,918	23,908		43,826		0.54%	4.47%
Total 2021	81,452	348,240	[2]	429,692		7.81%	5.24%

2022	78,470	260,671		339,141		5.85%	4.65%
2023	70,884	220,638		291,522		4.95%	3.85%
2024	68,301	217,830		286,131		4.89%	3.28%
2025	63,396	296,963		360,359		6.66%	3.52%
2026	54,836	344,253		399,089		7.72%	3.43%
2027	44,983	329,300		374,283		7.39%	3.47%
2028	37,117	305,576		342,693		6.86%	3.73%
2029	25,909	297,153		323,062		6.67%	4.25%
Thereafter	175,409	1,012,072		1,187,481		22.71%	3.10%
Total	$745,556	$3,711,626		$4,457,182
Securitization Trust Assets				100,852	[2]
Aimco share non-recourse property debt				$4,558,034

Preferred OP Units

	Units Outstanding as of June 30, 2020	Coupon	Amount
Preferred Partnership Units	3,619	7.71%	$96,449

Common Stock, Partnership Units and Equivalents

June 30, 2020
Class A Common Stock outstanding	148,537
Participating unvested restricted stock	105
Dilutive options, share equivalents and non-participating unvested restricted stock	43
Total shares and dilutive share equivalents	148,685
Common Partnership Units and equivalents outstanding	7,970
Total shares, units and dilutive share equivalents	156,655

[1]	In July, Aimco completed the refinancing of this maturity. The new loan bears interest at 2.95%, is fixed rate, and matures in 2025.
[2]

The securitized property loans mature in 2021 and will repay Aimco’s subordinate positions in the securitization trust, which reduces Aimco’s 2021 refunding requirements from $449.1 million to $348.2 million.

20

Supplemental Schedule 6(a)

Same Store Operating Results

Three Months Ended June 30, 2020 Compared to Three Months Ended June 30, 2019

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

				Revenues, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	2Q 2020	2Q 2019	Growth	2Q 2020	2Q 2019	Growth	2Q 2020	2Q 2019	Growth	2Q 2020	2Q 2020	2Q 2019	2Q 2020	2Q 2019

Atlanta	2	333	333	$1,351	$1,387	(2.6%)	$508	$458	10.9%	$843	$929	(9.3%)	62.4%	93.7%	94.3%	$1,443	$1,473

Bay Area	10	2,355	2,355	21,978	21,914	0.3%	5,176	5,223	(0.9%)	16,802	16,691	0.7%	76.4%	96.1%	97.7%	3,238	3,175

Boston	15	4,689	4,689	27,662	27,564	0.4%	8,291	8,176	1.4%	19,371	19,388	(0.1%)	70.0%	96.0%	96.9%	2,048	2,022

Chicago	7	1,671	1,671	9,043	9,231	(2.0%)	3,079	3,009	2.3%	5,964	6,222	(4.1%)	66.0%	94.9%	96.3%	1,901	1,913

Denver	7	1,925	1,886	8,942	9,204	(2.8%)	2,351	2,321	1.3%	6,591	6,883	(4.2%)	73.7%	94.1%	96.3%	1,679	1,689

Greater New York	8	453	453	3,932	4,008	(1.9%)	1,373	1,343	2.2%	2,559	2,665	(4.0%)	65.1%	95.5%	94.0%	3,030	3,137

Greater Washington, DC	10	5,079	5,057	24,251	24,127	0.5%	6,551	6,894	(5.0%)	17,700	17,233	2.7%	73.0%	96.6%	97.8%	1,655	1,627

Los Angeles	12	4,097	4,097	35,134	36,406	(3.5%)	7,963	7,724	3.1%	27,171	28,682	(5.3%)	77.3%	94.3%	96.9%	3,030	3,055

Miami	3	873	873	5,595	5,743	(2.6%)	1,645	1,555	5.8%	3,950	4,188	(5.7%)	70.6%	95.1%	96.7%	2,247	2,268

Philadelphia	7	2,323	2,323	18,551	18,380	0.9%	4,962	5,067	(2.1%)	13,589	13,313	2.1%	73.3%	95.3%	96.1%	2,793	2,745

San Diego	6	1,585	1,585	9,373	9,380	(0.1%)	2,018	1,994	1.2%	7,355	7,386	(0.4%)	78.5%	95.8%	97.1%	2,057	2,031

Seattle	2	239	239	1,684	1,624	3.7%	516	489	5.5%	1,168	1,135	2.9%	69.4%	96.5%	96.5%	2,432	2,348

Other Markets	5	2,254	2,253	13,285	13,879	(4.3%)	4,288	4,647	(7.7%)	8,997	9,232	(2.5%)	67.7%	96.0%	96.3%	2,048	2,131

Total	94	27,876	27,814	$180,781	$182,847	(1.1%)	$48,721	$48,900	(0.4%)	$132,060	$133,947	(1.4%)	73.0%	95.5%	96.9%	$2,268	$2,262
[1]

Revenue, before utility reimbursements, is comprised 98% of residential rents and 2% from commercial tenants. Approximately -120 basis points of the second quarter 2020 year-over-year decline in revenue growth is attributable to elevated bad debt expense and approximately -30 basis points is attributable to lower commercial revenue. Elevated bad debt expense was most impactful to revenue growth in Los Angeles, New York, and Miami. Lower commercial revenue was most impactful to revenue growth in Denver, New York, and Philadelphia.

21

Supplemental Schedule 6(b)

Same Store Operating Results

Three Months Ended June 30, 2020 Compared to Three Months Ended March 31, 2020

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

				Revenues, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	2Q 2020	1Q 2020	Growth	2Q 2020	1Q 2020	Growth	2Q 2020	1Q 2020	Growth	2Q 2020	2Q 2020	1Q 2020	2Q 2020	1Q 2020

Atlanta	2	333	333	$1,351	$1,469	(8.0%)	$508	$537	(5.4%)	$843	$932	(9.5%)	62.4%	93.7%	96.4%	$1,443	$1,526

Bay Area	10	2,355	2,355	21,978	22,309	(1.5%)	5,176	5,052	2.5%	16,802	17,257	(2.6%)	76.4%	96.1%	97.2%	3,238	3,249

Boston	15	4,689	4,689	27,662	28,654	(3.5%)	8,291	8,539	(2.9%)	19,371	20,115	(3.7%)	70.0%	96.0%	98.5%	2,048	2,069

Chicago	7	1,671	1,671	9,043	9,205	(1.8%)	3,079	2,937	4.8%	5,964	6,268	(4.9%)	66.0%	94.9%	97.2%	1,901	1,889

Denver	7	1,925	1,886	8,942	9,364	(4.5%)	2,351	2,284	2.9%	6,591	7,080	(6.9%)	73.7%	94.1%	96.9%	1,679	1,707

Greater New York	8	453	453	3,932	4,192	(6.2%)	1,373	1,395	(1.6%)	2,559	2,797	(8.5%)	65.1%	95.5%	98.4%	3,030	3,135

Greater Washington, DC	10	5,079	5,057	24,251	24,592	(1.4%)	6,551	6,450	1.6%	17,700	18,142	(2.4%)	73.0%	96.6%	98.2%	1,655	1,651

Los Angeles	12	4,097	4,097	35,134	36,879	(4.7%)	7,963	7,804	2.0%	27,171	29,075	(6.5%)	77.3%	94.3%	97.0%	3,030	3,094

Miami	3	873	873	5,595	5,863	(4.6%)	1,645	1,588	3.6%	3,950	4,275	(7.6%)	70.6%	95.1%	97.3%	2,247	2,300

Philadelphia	7	2,323	2,323	18,551	19,070	(2.7%)	4,962	4,829	2.8%	13,589	14,241	(4.6%)	73.3%	95.3%	98.1%	2,793	2,790

San Diego	6	1,585	1,585	9,373	9,515	(1.5%)	2,018	1,897	6.4%	7,355	7,618	(3.5%)	78.5%	95.8%	97.0%	2,057	2,062

Seattle	2	239	239	1,684	1,694	(0.6%)	516	545	(5.3%)	1,168	1,149	1.7%	69.4%	96.5%	97.5%	2,432	2,424

Other Markets	5	2,254	2,253	13,285	13,984	(5.0%)	4,288	4,578	(6.3%)	8,997	9,406	(4.3%)	67.7%	96.0%	97.1%	2,048	2,129

Total	94	27,876	27,814	$180,781	$186,790	(3.2%)	$48,721	$48,435	0.6%	$132,060	$138,355	(4.5%)	73.0%	95.5%	97.6%	$2,268	$2,293
[1]

Revenue, before utility reimbursements, is comprised 98% of residential rents and 2% from commercial tenants. Approximately -110 basis points of the second quarter 2020 sequential decline in revenue growth is attributable to elevated bad debt expense and approximately -20 basis points is attributable to lower commercial revenue. Elevated bad debt expense was most impactful to revenue growth in Atlanta, Los Angeles, New York, and Miami. Lower commercial revenue was most impactful to revenue growth in Denver, New York, and Philadelphia.

22

Supplemental Schedule 6(c)

Same Store Operating Results

Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

				Revenues, Before Utility Reimbursements [1]			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per Aimco Apartment Home
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	YTD 2Q 2020	YTD 2Q 2019	Growth	YTD 2Q 2020	YTD 2Q 2019	Growth	YTD 2Q 2020	YTD 2Q 2019	Growth	YTD 2Q 2020	YTD 2Q 2020	YTD 2Q 2019	YTD 2Q 2020	YTD 2Q 2019

Atlanta	2	333	333	$2,820	$2,774	1.7%	$1,045	$943	10.8%	$1,775	$1,831	(3.1%)	62.9%	95.0%	95.5%	$1,485	$1,455

Bay Area	10	2,355	2,355	44,287	43,554	1.7%	10,228	10,193	0.3%	34,059	33,361	2.1%	76.9%	96.6%	97.6%	3,244	3,157

Boston	15	4,689	4,689	56,316	54,687	3.0%	16,830	16,959	(0.8%)	39,486	37,728	4.7%	70.1%	97.2%	96.9%	2,059	2,007

Chicago	7	1,671	1,671	18,248	18,396	(0.8%)	6,016	5,706	5.4%	12,232	12,690	(3.6%)	67.0%	96.0%	96.5%	1,895	1,902

Denver	7	1,925	1,886	18,306	18,115	1.1%	4,635	4,911	(5.6%)	13,671	13,204	3.5%	74.7%	95.5%	96.5%	1,693	1,659

Greater New York	8	453	453	8,124	8,080	0.5%	2,768	2,743	0.9%	5,356	5,337	0.4%	65.9%	97.0%	95.4%	3,083	3,115

Greater Washington, DC	10	5,079	5,057	48,843	47,948	1.9%	13,001	13,221	(1.7%)	35,842	34,727	3.2%	73.4%	97.4%	97.6%	1,653	1,619

Los Angeles	12	4,097	4,097	72,013	72,529	(0.7%)	15,767	15,630	0.9%	56,246	56,899	(1.1%)	78.1%	95.7%	97.0%	3,062	3,041

Miami	3	873	873	11,458	11,449	0.1%	3,233	2,976	8.6%	8,225	8,473	(2.9%)	71.8%	96.2%	97.0%	2,274	2,253

Philadelphia	7	2,323	2,323	37,621	36,459	3.2%	9,791	10,255	(4.5%)	27,830	26,204	6.2%	74.0%	96.7%	96.3%	2,791	2,717

San Diego	6	1,585	1,585	18,888	18,587	1.6%	3,915	3,929	(0.4%)	14,973	14,658	2.1%	79.3%	96.4%	96.8%	2,060	2,019

Seattle	2	239	239	3,378	3,221	4.9%	1,061	948	11.9%	2,317	2,273	1.9%	68.6%	97.0%	96.3%	2,428	2,332

Other Markets	5	2,254	2,253	27,269	27,462	(0.7%)	8,866	9,120	(2.8%)	18,403	18,342	0.3%	67.5%	96.5%	96.4%	2,089	2,107

Total	94	27,876	27,814	$367,571	$363,261	1.2%	$97,156	$97,534	(0.4%)	$270,415	$265,727	1.8%	73.6%	96.6%	96.9%	$2,280	$2,246
[1]

Revenue, before utility reimbursements, is comprised 98% of residential rents and 2% from commercial tenants. Approximately -60 basis points of the second quarter 2020 year-to-date decline in revenue growth is attributable to elevated bad debt expense and approximately -20 basis points is attributable to lower commercial revenue. Elevated bad debt expense was most impactful to revenue growth in Los Angeles and San Diego. Lower commercial revenue was most impactful to revenue growth in Denver, New York, and Philadelphia.

23

Supplemental Schedule 6(d)

Same Store Operating Expense Detail

(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	2Q 2020	% of Total	2Q 2019	$ Change	% Change
Operating expenses [1]	$23,618	48.5%	$25,215	$(1,597)	(6.3%)
Utility expense, net of reimbursement	2,644	5.4%	2,522	122	4.8%
Real estate taxes	19,815	40.7%	18,939	876	4.6%
Insurance	2,644	5.4%	2,224	420	18.9%
Total	$48,721	100.0%	$48,900	$(179)	(0.4%)

Sequential Comparison

	2Q 2020	% of Total	1Q 2020	$ Change	% Change
Operating expenses [1]	$23,618	48.5%	$22,213	$1,405	6.3%
Utility expense, net of reimbursement	2,644	5.4%	3,330	(686)	(20.6%)
Real estate taxes	19,815	40.7%	20,249	(434)	(2.1%)
Insurance	2,644	5.4%	2,643	1	—%
Total	$48,721	100.0%	$48,435	$286	0.6%

Year-to-Date Comparison

	YTD 2Q 2020	% of Total	YTD 2Q 2019	$ Change	% Change
Operating expenses [1]	$45,831	47.2%	$48,208	$(2,377)	(4.9%)
Utility expense, net of reimbursement	5,974	6.1%	6,175	(201)	(3.3%)
Real estate taxes	40,064	41.2%	38,812	1,252	3.2%
Insurance	5,287	5.4%	4,339	948	21.8%
Total	$97,156	100.0%	$97,534	$(378)	(0.4%)

[1]	Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs, and other property related operating expenses.

24

Supplemental Schedule 7(a)

Portfolio Data by Market

Second Quarter 2020 Compared to Second Quarter 2019

(unaudited)

	Quarter Ended June 30, 2020					Quarter Ended June 30, 2019
	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI [1]	Average Revenue per Aimco Apartment Home	Apartment Communities	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI [1]	Average Revenue per Aimco Apartment Home

Atlanta	4	505	505	0.9%	$1,770	5	817	817	1.5%	$1,696

Bay Area	12	2,632	2,632	11.8%	3,151	12	2,632	2,632	11.5%	3,083

Boston	15	4,689	4,689	13.2%	2,044	15	4,689	4,689	12.6%	2,022

Chicago	8	1,729	1,729	4.0%	1,908	7	1,671	1,671	4.1%	1,913

Denver	9	2,404	2,365	4.8%	1,739	8	2,151	2,112	4.5%	1,689

Greater New York	18	1,039	1,039	3.4%	3,182	18	1,039	1,039	3.9%	3,430

Greater Washington, DC	11	5,238	5,215	12.5%	1,661	13	5,760	5,737	12.7%	1,635

Los Angeles	13	4,347	4,347	19.7%	3,038	13	4,347	4,346	19.9%	3,062

Miami	5	2,455	2,455	5.9%	2,262	5	2,679	2,668	6.4%	2,230

Philadelphia	9	2,748	2,669	9.3%	2,511	9	2,748	2,669	8.2%	2,418

San Diego	12	2,423	2,353	7.1%	1,982	12	2,423	2,353	6.9%	1,951

Seattle	2	239	239	0.8%	2,432	2	239	239	0.7%	2,348

Other Markets	7	2,490	2,460	6.6%	1,962	9	2,866	2,837	7.1%	1,901

Total [2]	125	32,938	32,697	100.0%	$2,254	128	34,061	33,809	100.0%	$2,218

[1]	NOI represents the operating results of apartment communities including ancillary commercial rents. NOI does not include any office related rents or other material commercial rents.
[2]	The information presented above includes those apartment communities in which Aimco held an equity interest as of the end of each period presented.

25

Supplemental Schedule 7(b)

Portfolio Data by Market

First Quarter 2020 Market Information

(unaudited)

Aimco portfolio strategy seeks predictable rent growth from a portfolio of apartment communities that is diversified across “A,” “B,” and “C+” price points, averaging “B/B+” in quality, and is also diversified across several of the largest markets in the United States. The schedule below illustrates Aimco’s portfolio quality based on first quarter 2020 data, the most recent period for which third-party data is available. Aimco adjusts the portfolio data to remove any apartment communities sold subsequent to the reported period.

The average age of Aimco’s portfolio, adjusted for its sizable investment in redevelopment, is approximately 25 years.

	Quarter Ended March 31, 2020
	Apartment Communities [1]	Apartment Homes	Aimco Share of Apartment Homes	% Aimco NOI [2]	Average Rent per Aimco Apartment Home [3]	Market Rent [4]	Percentage of Market Rent Average	Average Age of Apartment Communities

Atlanta	4	505	505	1.0%	$1,741	$1,207	144.2%	26

Bay Area	12	2,632	2,632	11.5%	3,009	2,903	103.7%	21

Boston	15	4,689	4,689	13.0%	1,957	2,337	83.7%	33

Chicago	7	1,671	1,671	4.0%	1,753	1,451	120.8%	26

Denver	8	2,151	2,112	4.9%	1,620	1,400	115.7%	19

Greater New York	18	1,039	1,039	3.9%	3,290	3,180	103.5%	24

Greater Washington, DC	11	5,238	5,215	12.1%	1,588	1,826	87.0%	49

Los Angeles	13	4,347	4,346	19.9%	2,969	1,978	150.1%	15

Miami	5	2,455	2,455	6.2%	2,174	1,575	138.0%	26

Philadelphia	9	2,748	2,669	9.2%	2,339	1,388	168.5%	20

San Diego	12	2,423	2,353	7.0%	1,873	1,819	103.0%	30

Seattle	2	239	239	0.7%	2,197	1,799	122.1%	6

Other Markets	7	2,490	2,461	6.6%	1,876	1,601	117.2%	28

Total	123	32,627	32,386	100.0%	$2,161	$1,926	112.2%	25

[1]	The portfolio information presented above includes all apartment communities in which Aimco held an equity interest as of March 31, 2020, adjusted for communities subsequently sold.
[2]	NOI represents the operating results of apartment communities including ancillary commercial rents. NOI does not include any office related rents or other material commercial rents.
[3]	Represents rents, after concessions and vacancy loss, divided by Aimco Share of Apartment Homes. Does not include other rental income.
[4]	Q1 2020 per REIS.

26

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity

(dollars in millions, except average revenue per home) (unaudited)

Disposition Activity

Number of Apartment Communities [1]	Number of Apartment Homes	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [2]	Free Cash Flow Cap Rate [3]	Property Debt	Net Sales Proceeds [4]	Average Revenue per Home

Second Quarter and Full Year 2020 Dispositions

1	219	100.0%	$58.9	5.4%	4.9%	$(19.7)	$36.9	$1,835

Full Year 2020 Acquisitions

Aimco did not acquire any apartment communities during the six months ended June 30, 2020.

[1]	During 2020, Aimco sold one apartment community in Annandale, Virginia.
[2]

NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a management fee of 3% of revenue, divided by Aimco gross proceeds.

[3]	Free Cash Flow Cap Rate represents the NOI Cap Rate, as adjusted for assumed Capital Replacements spending of $1,200 per apartment home.
[4]	Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.

27

Supplemental Schedule 9

Apartment Community Capital Additions Information

Three and Six Months Ended June 30, 2020

(consolidated amounts in thousands, except per apartment home data) (unaudited)

Aimco classifies capital additions as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), Redevelopment, Development, Initial Capital Expenditures (“ICE”), or Casualty. Recurring capital additions are apportioned between CR and CI based on the useful life of the item under consideration and the period over which Aimco has owned the item. Under this method of classification, CR represents the portion of the item consumed during Aimco’s ownership of the item, while CI represents the portion of the item consumed prior to Aimco’s period of ownership.

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Capital Additions [1]
Capital Replacements
Buildings and grounds	$8,049	$14,703
Turnover capital additions	1,042	1,798
Capitalized site payroll and indirect costs	1,103	2,020
Capital Replacements	10,194	18,521
Capital Improvements	2,893	4,648
Capital Enhancements	6,328	16,683
Redevelopment	35,054	69,512
Development	27,281	60,198
Initial Capital Expenditures	201	2,203
Casualty	3,185	5,709
Total	$85,136	$177,474

Total apartment homes	32,796	32,796

Capital Replacements per apartment home	$311	$565

[1]	For the three and six months ended June 30, 2020, capital additions for Aimco’s apartment communities included $3.7 million and $7.1 million of capitalized interest costs, respectively.

28

Supplemental Schedule 10

Redevelopment and Development Portfolio	(Page 1 of 2)

As of June 30, 2020

(dollars in millions, except per home information) (unaudited)

Aimco executes redevelopments using a range of approaches. Aimco prefers to limit risk by executing redevelopments using a short-cycle approach, in which it renovates an apartment community in stages. These short-cycle redevelopments can be completed one apartment home at a time, when that home is vacated and available for renovation, or one floor at a time, thereby limiting the number of down homes and lease-up risk. As a result, short-cycle redevelopments provide Aimco the flexibility to maintain current earnings while aligning the timing of the completed apartment homes with market demand. The following table summarizes value-creating investments related to short-cycle redevelopments.

			Number of Apartment Homes in Redevelopment or To Be Constructed			Investment
	Location	Total Homes	Approved	Completed	Leased	Planned [1]	To-Date	Remaining	Current Project Scope
Bay Parc	Miami, FL	474	90	75	67	$27.7	$26.4	$1.3	Amenities (complete) and renovation of six floors of apartment homes
Flamingo Point Center Tower [2]	Miami Beach, FL	520	58	18	13	16.0	3.9	12.1	Renovation of apartment homes on the turn, corridors and commercial space
Total		994	148	93	80	$43.7	$30.3	$13.4

When short-cycle redevelopments are not possible, Aimco may engage in redevelopment activities where an entire building or community is vacated. Aimco refers to these as long-cycle redevelopments. Aimco undertakes some ground-up development when warranted by risk-adjusted investment returns.

The following table summarizes value-creating investments related to long-cycle developments and redevelopments.
			Number of Apartment Homes in Redevelopment or To Be Constructed			Investment						Average Revenue per Home Redeveloped or Constructed
	Location		Approved	Completed	Leased	Planned [1]	To-Date	Remaining	Expected Initial Occupancy [3]	Expected Stabilized Occupancy [3]	Expected NOI Stabilization [3]	Prior to Investment		Range of Stabilized Rents [4]
707 Leahy	Redwood City, CA		110	12	41	$25.0	$21.7	$3.3	1Q 2020	1Q 2021	2Q 2022	$2,800		$3,500 - $3,900
Eldridge Townhomes	Elmhurst, IL		58	18	29	35.1	31.0	4.1	2Q 2020	3Q 2021	4Q 2022	n/a		$4,300 - $4,700
Flamingo Point North Tower [2]	Miami Beach, FL		366	—	—	171.0	64.4	106.6	4Q 2021	1Q 2023	2Q 2024	$1,977	[5]	$4,750 - $5,350
The Fremont	Denver, CO (MSA)		253	21	37	87.0	81.1	5.9	3Q 2020	4Q 2021	1Q 2023	n/a		$2,200 - $2,500
Parc Mosaic	Boulder, CO		226	226	175	124.6	123.6	1.0	3Q 2019	4Q 2020	1Q 2022	n/a		$3,200 - $3,400
Prism	Cambridge, MA		136	—	1	73.2	42.1	31.1	1Q 2021	2Q 2022	3Q 2023	n/a		$2,950 - $3,250

Subtotal			1,149	277	283	$515.9	$363.9	$152.0

Total			1,297	370	363	$559.6	$394.2	$165.4
[1]	Planned investment relates to the current phase of the redevelopment or development.
[2]

Common area and amenity redevelopment at Flamingo Point is complete and has been excluded from this presentation. Aimco is now presenting, for the purpose of this reporting, the Center Tower and North Tower renovations as stand-alone projects.

[3]	Delivery timing and stabilization is subject to change and are based on the best estimate at this time.
[4]

Aimco previously provided the expected rent achievement at these communities based on the project’s underwriting. Due to the increased uncertainty resulting from COVID-19, Aimco is now presenting a range of stabilized rate achievement based on its best judgement at this time. As future rent achievement becomes more certain, these amounts will be updated.

[5]

Previously, the North Tower at Flamingo Point consisted of 614 apartment homes. Upon completion of the redevelopment there will be 366 larger luxury apartment homes at the North Tower. For comparison, revenue generated by the North Tower apartments prior to investment would equate to average revenue per home (based on the post redevelopment unit count) of $3,316.

See the following page for Terms and Definitions.

29

Supplemental Schedule 10 (Continued)

Redevelopment and Development Portfolio

(Page 2 of 2)

Terms and Definitions

Total Planned Investment - represents total estimated investment, net of tax and other credits earned by Aimco as a direct result of its redevelopment or development of the community. Total estimated investment includes all capitalized costs projected to be incurred to redevelop or develop the respective community, as determined in accordance with GAAP.

Expected Stabilized Occupancy - period in which Aimco expects to achieve stabilized occupancy (greater than 90%).

Expected NOI Stabilization - period in which Aimco expects to achieve stabilized rents and operating costs, generally five quarters after Stabilized Occupancy.

Average Revenue per Apartment Home Redeveloped or Constructed - represents the actual revenues per apartment home, which includes rents and other rental income, prior to redevelopment, and the projected revenues per apartment home following redevelopment or construction, excluding rent and other rental income from commercial leases (which are presented separately on this schedule) and resident utility reimbursements. Projections of stabilized revenues per apartment home are based on management’s judgment. These projections consider factors including but not limited to: current rent; other rental income expectations; and revenue achievement to date as compared to current market rents.

30

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco’s definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIMCO OP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco’s UPREIT structure. Aimco owns approximately 93.5% of the legal interest in the common partnership units of the Aimco OP and 94.9% of the economic interest in the common partnership units of the Aimco OP.

AIMCO PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, Aimco provides certain financial information necessary to calculate Aimco’s share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Aimco’s proportionate share of financial information includes Aimco’s share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.

Aimco does not control the unconsolidated real estate partnerships and the calculation of Aimco’s share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.

Proportionate information benefits the users of Aimco’s financial information by providing the amount of revenues, expenses, assets, liabilities, and other items attributable to Aimco stockholders. Other companies may calculate their proportionate information differently than Aimco does, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP Aimco proportionate financial information should not be considered in isolation or as a substitute for information included in Aimco’s financial statements as reported under GAAP.

AVERAGE AGE OF APARTMENT COMMUNITIES: Calculated by Aimco on a property-by-property basis based on the year the community was originally built, adjusted for redevelopment and/or other major capital improvements that effectively reduce the age of the community. Such investments include construction of new buildings and/or amenities, replacement or modernization of mechanical, plumbing, and electrical systems and other investments that are consequential in nature. The average age of apartment communities is weighted by the estimated fair value of the properties, and is updated annually during the first quarter, as well as upon completion of a long-cycle redevelopment.

AVERAGE REVENUE PER APARTMENT HOME: Represents Aimco proportionate average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

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CAPITAL ADDITIONS DEFINITIONS

CAPITAL IMPROVEMENTS (CI): CI represent capital additions made to replace the portion of acquired apartment communities consumed prior to Aimco’s period of ownership and not contemplated in Aimco’s underwriting of an acquisition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital additions made to replace the portion of acquired capital assets consumed during Aimco’s period of ownership. CR is deducted in the calculation of AFFO. A reconciliation between CR amounts on Schedule 2 and Schedule 9 is as follows (in thousands, unaudited):

	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
Capital Replacements (Schedule 9)	$10,194	$18,521
Adjustments
Proportionate share of Capital Replacements spending	(674)	(1,365)
Amortization of incremental costs to obtain leases	1,883	5,852
Capital Replacements (Schedule 2)	$11,403	$23,008

CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an apartment community after a casualty event.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce costs. CE differs from Redevelopment Additions in that they are generally lesser in scope and do not significantly disrupt property operations.

INITIAL CAPITAL EXPENDITURES (ICE): ICE represent capital additions contemplated in the underwriting at Aimco’s recently acquired communities.

REDEVELOPMENT ADDITIONS: Redevelopment additions represent capital additions intended to enhance the value of the apartment community through the ability to generate higher average rental rates, and may include costs related to entitlement, which enhance the value of a community through increased density, and costs related to renovation of exteriors, common areas, or apartment homes.

DEVELOPMENT ADDITIONS: Development additions represent construction and related capitalized costs associated with the ground-up development of apartment communities.

ECONOMIC INCOME: As discussed in Supplemental Schedule 1, Economic Income represents stockholder value creation as measured by the change in estimated net asset value, or NAV, per share, plus cash dividends per share. Aimco believes Economic Income is important to investors as it represents a measure of total return we have earned for our stockholders. NAV, as used in our calculation of Economic Income, is a non-GAAP measure and represents the estimated fair value of assets net of liabilities attributable to Aimco’s common stockholders and the Aimco Operating Partnership’s common unitholders on a diluted basis. Aimco reports and reconciles Economic Income to GAAP equity annually. Please refer to the section entitled Management’s Discussion and Analysis of Financial Condition and Results of Operations described in Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2019 for more information about Economic Income.

FREE CASH FLOW: Free Cash Flow, as calculated for Aimco’s retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. Aimco believes that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it

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takes into consideration costs incurred during the period to replace capital assets that have been consumed during Aimco’s ownership.

FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

LEVERAGE RATIO DEFINITIONS

Aimco’s leverage strategy targets the ratio of Net Leverage to Adjusted EBITDAre to be below 7.0x and the ratio of Adjusted EBITDAre to Adjusted Interest and Preferred Distributions to be greater than 2.5x. Aimco also focuses on the ratios of Proportionate Debt to Adjusted EBITDAre and Adjusted EBITDAre Coverage of Adjusted Interest. Aimco believes these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that Aimco’s method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.

Aimco’s net leverage includes Aimco’s share of long-term, non-recourse property debt, outstanding borrowings on its revolving credit facility, its term loan, and outstanding preferred OP Units, reduced by cash and restricted cash on-hand, excluding tenant security deposits, and its investment in a securitization trust that holds certain of its property debt. Aimco reconciles consolidated balances to its net leverage on Supplemental Schedule 5(a).

Aimco calculates Adjusted EBITDAre and Adjusted Interest Expense used in its leverage ratios based on current quarter amounts, annualized.

EBITDAre AND ADJUSTED EBITDAre

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): Nareit defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•	gains and losses on the dispositions of depreciated property;
•	impairment write-downs of depreciated property;
•	impairment write-downs of investments in unconsolidated partnerships caused by a decrease in the value of the depreciated property in such partnerships; and
•	adjustments to reflect the Aimco’s share of EBITDAre of investments in unconsolidated entities.

Aimco believes that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of Aimco’s ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between Aimco and other companies.

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ADJUSTED EBITDAre: Adjusted EBITDAre is defined by Aimco as EBITDAre adjusted to exclude the effect of the following items for the reasons set forth below:

•

net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests, to allow investors to compare a measure of Aimco’s earnings before the effects of Aimco’s capital structure and indebtedness with that of other companies in the real estate industry;

•

the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt, as Aimco views its interest cost on this debt to be net of any interest income received; and

•

the amount by which GAAP rent expense exceeds cash rents for a long-term ground lease for which expense exceeds cash payments until 2076. The excess of the GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects Aimco’s ability to service debt.

A reconciliation of net income to EBITDAre and Adjusted EBITDAre for Aimco’s portfolio for the quarter ended June 30, 2020, is as follows (in thousands, unaudited):

Net income	$43,204
Adjustments:
Interest expense	48,802
Income tax benefit	(2,879)
Depreciation and amortization	97,689
Gain on dispositions of real estate	(47,238)
Adjustment related to EBITDAre of unconsolidated partnerships	212
EBITDAre	139,790
Net loss attributable to noncontrolling interests in consolidated real estate partnerships	17
EBITDAre adjustments attributable to noncontrolling interests	(513)
Interest income received on securitization investment	(2,216)
Non-cash straight-line rent	633
Pro forma adjustments, net [1]	1,491
Adjusted EBITDAre	$139,202
Annualized Adjusted EBITDAre	$556,808
[1]

Adjusted EBITDAre has been calculated on a pro forma basis to reflect the disposition of one apartment community during the period as if the transaction closed on April 1, 2020, as well as other items affecting quarterly results for which annualization would distort results.

ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco’s proportionate share of interest expense on non-recourse property debt and interest on the credit facility borrowings and term loan less (i) prepayment penalties, if any, and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding primarily Aimco property debt.

Adjusted Interest Expense and Preferred Distributions for the quarter ended June 30, 2020, as used in the leverage ratios on Supplemental Schedule 5(a), are calculated as follows (in thousands, unaudited):

Interest expense per consolidated statement of operations	$48,802
Adjustments:
Adjustments related to interest of consolidated and unconsolidated partnerships	(84)
Debt prepayment penalties	(6,537)
Interest income received on securitization investment	(2,216)
Adjusted Interest Expense	$39,965
Preferred distributions	1,859
Adjusted Interest Expense and Preferred Distributions	$41,824
Annualized Adjusted Interest Expense	$159,860
Annualized Adjusted Interest Expense and Preferred Distributions	$167,296

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FIXED CHARGE COVERAGE RATIO: As defined by Aimco’s credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) Aimco’s proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization, and (iii) Preferred Distributions, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by Aimco’s Credit Agreement may differ from those used by Aimco in the calculations of its Leverage Ratios.

PREFERRED DISTRIBUTIONS: Preferred Distributions includes the distributions paid with respect to the Aimco OP’s Preferred Partnership Units.

OTHER LEVERAGE: Other Leverage includes Preferred OP Units and redeemable noncontrolling interests.

PREFERRED OP UNITS: Preferred OP Units represent the redemption amounts for the Aimco OP’s Preferred Partnership Units and may be found in Aimco’s consolidated balance sheets and on Supplemental Schedule 5(b).

PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a), excluding Preferred OP Units and redeemable noncontrolling interests, to (b) Adjusted EBITDAre.

NET LEVERAGE TO ADJUSTED EBITDAre RATIO: The ratio of (a) Aimco’s share of net leverage as calculated on Supplemental Schedule 5(a), to (b) Adjusted EBITDAre.

NAREIT FUNDS FROM OPERATIONS (Nareit FFO): Nareit FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (Nareit) defines as net income computed in accordance with GAAP, excluding: depreciation and amortization related to real estate; gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; and income taxes directly associated with a gain or loss on sale of real estate; and including Aimco’s share of Nareit FFO of unconsolidated partnerships and joint ventures. Aimco computes Nareit FFO for all periods presented in accordance with the guidance set forth by Nareit.

In addition to Nareit FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure short-term performance. Pro forma FFO represents Nareit FFO as defined above, excluding certain amounts that are unique or occur infrequently. Aimco’s pro forma adjustments are defined in further detail in the footnotes to Supplemental Schedule 1.

AFFO represents Pro forma FFO reduced by Capital Replacements and is Aimco’s primary measure of current period performance.

Nareit FFO, Pro forma FFO, and AFFO are non-GAAP measures that Aimco believes are helpful to investors in understanding Aimco’s short-term performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. Nareit FFO, Pro forma FFO, and AFFO should not be considered alternatives to net income (loss) as determined in accordance with GAAP, as indicators of performance. There can be no assurance that Aimco’s method of computing Nareit FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on Aimco’s share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by Aimco gross proceeds.

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NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, allocated to contribution from real estate operations on Supplemental Schedule 2 generally includes ground lease rent expense, franchise taxes, expenses specifically related to Aimco’s administration of its real estate partnerships (for example, services such as audit, tax, and legal), and other amounts not included in property NOI for purposes of evaluating segment performance. Other expenses, net, not allocated to contribution from real estate operations generally consists of risk management activities related to Aimco’s unconsolidated partnerships and certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to Aimco’s consolidated GAAP amounts are provided below.

Due to the diversity of its economic ownership interests in its apartment communities in the periods presented, Aimco evaluates the performance of the apartment communities in its segments using Proportionate Property NOI, which represents Aimco’s share of the NOI for the apartment communities that Aimco consolidates and manages, but excludes apartment communities that it does not consolidate. Proportionate Property NOI is defined as Aimco share of rental and other property revenue less Aimco share of property operating expenses. In its evaluation of community results, Aimco excludes utility cost reimbursement from rental and other property revenues and reflects such amount as a reduction of the related utility expense within property operating expenses. The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended
	June 30, 2020		June 30, 2019
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$218,808	$74,123	$224,200	$75,647
Adjustment: Utilities reimbursement [1]	(7,648)	(7,648)	(7,119)	(7,119)
Adjustment: Sold properties and other amounts not allocated [2]	(506)	(6,075)	(6,687)	(8,955)
Total (per Supplemental Schedule 2)	210,654	60,400	210,394	59,573
Proportionate adjustment [3]	(871)	(283)	(786)	(259)
Proportionate property net operating income	$209,783	$60,117	$209,608	$59,314

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$181,084	$48,786	$183,158	$48,971
Proportionate adjustment [3]	(303)	(65)	(311)	(71)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$180,781	$48,721	$182,847	$48,900

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Segment NOI Reconciliation
(in thousands) (unaudited)	Six Months Ended
	June 30, 2020		June 30, 2019
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$443,360	$149,603	$454,435	$154,606
Adjustment: Utilities reimbursement [1]	(15,437)	(15,437)	(14,491)	(14,491)
Adjustment: Sold properties and other amounts not allocated [2]	1,095	(13,800)	(20,262)	(21,312)
Total (per Supplemental Schedule 2)	429,018	120,366	419,682	118,803
Proportionate adjustment [3]	(1,778)	(552)	(1,577)	(492)
Proportionate property net operating income	$427,240	$119,814	$418,105	$118,311

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$368,192	$97,291	$363,877	$97,677
Proportionate adjustment [3]	(621)	(135)	(616)	(143)
Same Store amounts, adjusted (per Supplemental Schedule 6)	$367,571	$97,156	$363,261	$97,534
[1]

Approximately two-thirds of Aimco’s utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues on Aimco’s consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. Aimco also excludes the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.

[2]

Sold properties and other amounts not allocated includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation. The write-off of straight-line rent receivables, recognized due to the impact of COVID-19 and the resulting economic impact on our commercial tenants, are included in consolidated rental and property revenues and are not included in our measurement of segment performance for the three and six months ended June 30, 2020.

[3]

Proportionate adjustments represent the noncontrolling interests’ share of the rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to Aimco’s operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate same store amounts presented on Supplemental Schedules 6.

PORTFOLIO QUALITY RATINGS: Aimco measures the quality of apartment communities in its portfolio based on average rents of its apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, Aimco classifies as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average; “C+” quality apartment communities those earning rents greater than $1,100 per month, but lower than 90% of local market average; and “C” quality apartment communities those earning rents less than $1,100 per month and lower than 90% of local market average.

REAL ESTATE CLASSIFICATIONS: Aimco’s portfolio of apartment communities is diversified by both price point and geography. Aimco’s portfolio is classified into three segments, as follows:

SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by Aimco, (b) had reached a stabilized level of operations as of January 1, 2019, and maintained it throughout the current and the comparable prior periods, and (c) are not expected to be sold within 12 months.

REDEVELOPMENT/DEVELOPMENT: Includes apartment communities currently under construction that have not achieved a stabilized level of operations and communities that have been completed in recent years that had not achieved and maintained stabilized operations for both the current and the comparable prior periods.

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ACQUISITION AND OTHER REAL ESTATE: Includes communities acquired since January 1, 2019, communities subject to limitations on rent increases, communities that Aimco expects to sell within 12 months that do not meet the criteria to be classified as held for sale, communities that Aimco expects to redevelop, and certain commercial spaces.

SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2019 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to Aimco’s retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2.

TURNOVER and RETENTION: Turnover represents the percentage of residents who have moved out in the trailing twelve months. It is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. For the twelve months ended June 30, 2020, Turnover was 40.0%, 500 basis points lower than the twelve months ended June 30, 2019. Inclusive of intra-community transfers, Turnover was 44.2% for the trailing twelve months ended June 30, 2020.

Retention represents the inverse of Turnover, as defined above.

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